Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this registration statement on Form 10 (including any amendments thereto, related appendices, exhibits and financial statements) (the “Registration Statement”) filed by Lonestar Resources US Inc. of our reports dated January 30, 2015 and January 28, 2014, with respect to the estimated proved reserves and future cash flow of Amadeus Petroleum, Inc. as of December 31, 2014 and December 31, 2013, respectively.

We further consent to all references to our firm as experts in the Registration Statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

State of Texas Registration Number F-1360

By:	/s/ William M. Kazmann
William M. Kazmann, Partner

Dallas, Texas

December 22, 2015